Exhibit 99.1

Intersect ENT Reports First Quarter 2020 Results

MENLO PARK, Calif. — May 11, 2020 — Intersect ENT, Inc. (Nasdaq: XENT), a company transforming care for patients with ear, nose and throat (“ENT”) conditions, today reported financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Overview

•	Revenue of $19.8 million in the first quarter of 2020, compared to $26.7 million in the first quarter of 2019

•	Cash, Cash Equivalents and Short-term Investments of $87.7 million as of March 31, 2020, compared to $90.6 million as of December 31, 2019.

Total revenue was $19.8 million for the first quarter of 2020 compared to $26.7 million for the same period of 2019. This decrease resulted primarily from the impact of hospitals suspending elective surgical procedures and reduced ENT office visits related to the COVID-19 pandemic. The PROPEL® family of products revenue for the quarter was $19.1 million. Overall, we expect revenue to decline markedly in the second quarter of 2020 followed by a steadily improving environment in the second half of 2020.

“We began the first quarter of 2020 with robust revenues reflecting strategies we implemented in the second half of 2019 to improve commercial execution and market access,” said Thomas A. West, President and CEO. “With most sinus surgery procedures postponed due to the COVID-19 pandemic, instead of cancelled, we are now preparing to restart our commercial efforts and production and as procedures begin to resume. Our actions to preserve capital and remain financially flexible in the near-term will allow us to aggressively deploy resources as market conditions return to normal. By taking advantage of the restoration in elective sinus procedures and potential accelerated rebound from pent-up demand, we believe we are positioning the Company to once again achieve sequential quarterly growth in the back-half of 2020 and quarterly year-on-year growth in 2021 and beyond.”

Gross profit for the first quarter of 2020 was $13.4 million and gross margin was 68%, compared to gross profit of $22.0 million and gross margin of 83% for the same period of 2019. The impact of COVID-19 on the quarter reduced gross margin by approximately 10%.

Operating expenses for the first quarter of 2020 were $31.3 million, compared to $33.5 million in the same period of 2019. R&D expenses decreased to $5.1 million from $6.3 million. SG&A expenses decreased to $26.2 million from $27.2 million.

The balance of cash, cash equivalents and short-term investments was $87.7 million, compared to $90.6 million at the start of the year.

COVID-19 Updates

The Company has provided the following updates on its previously announced actions to support customers and maintain business continuity in response to the COVID-19 pandemic:

•	Protect Health and Safety: Virtually all roles remain working from home, based on state and county guidelines, and non-essential business travel is limited.

•	Maintain Customer Focus: All patient-support teams remain available to assist customers and patients, while strictly adhering to applicable restrictions, safety precautions and procedures.

•

Reduce Costs: The Company continues to enact cost reduction actions to curtail its spending that include: a) furloughing and reducing its workforce, b) freezing new hiring, c) suspending near-term production, d) reducing discretionary operating expenses and capital expenditures, and e) delaying clinical research projects.

In addition, and after the close of the quarter, the Company took aggressive action to reduce its use of cash in 2020 and beyond while continuing to position the Company to return to year-on-year quarterly revenue growth in 2021. As part of these actions, the Company reduced its total workforce by approximately 25% and furloughed an additional 5%. Further actions reduced expenses and capital expenditures, suspended production through the fall, and delayed starting certain clinical efforts until later in 2020. In total, the reduction in cash use in 2020 was approximately $40 million from original expectations in January. As a result of these actions and the capital raise of $65 million that we announced earlier, we believe we have adequate capital to operate effectively through 2022.

Outlook

As previously announced on April 13, 2020, Intersect ENT withdrew its annual guidance for 2020 due to the rapidly evolving environment and continued uncertainties resulting from the impact of COVID-19. While the Company cannot predict the extent or duration of the impact of the COVID-19 pandemic on its financial and operating results, we believe current government policies, including the suspension of elective procedures worldwide, will substantially impact its revenues in the second quarter of 2020 and potentially longer. However, we also believe, based on survey data with physicians, a recovery in procedures will begin in the second half of 2020, and that most patients will return for treatment.

Webcast and Conference Call Information

Intersect ENT will host a conference call at 4:30 p.m. ET (1:30 p.m. PT) today to discuss the Company’s first quarter 2020 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the Company’s web site at www.intersectENT.com. To access the live conference call via phone, dial (844) 850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing (412) 317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10142900.

A replay of the conference call may be accessed one to two hours after the call at www.intersectENT.com or via phone at (877) 344-7529 or (412) 317-0088 for international callers. The reference number to enter the replay of the call is 10142900. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT

Intersect ENT is a company transforming care for patients with ear, nose and throat conditions. The Company’s steroid-releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the Company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care. For additional information on the Company or the products including risks and benefits please visit www.IntersectENT.com. For more information about PROPEL® (mometasone furoate) sinus implants and SINUVA® (mometasone furoate) sinus implant, please visit www.PROPELOPENS.com and www.SINUVA.com.

Intersect ENT®, PROPEL® and SINUVA® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s expectations regarding its first quarter 2020 financial results, the impact that the COVID-19 pandemic will have on its business, and its belief that it will be able to return to growth as the current crisis subsides, are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include: the duration and severity of the COVID-19 pandemic is unknown and could continue, and be more severe, than Intersect ENT currently expects; the unknown state of the U.S. economy following the pandemic; the level of demand for Intersect ENT’s products as the pandemic subsides; the ability of Intersect ENT to effectively and efficiently resume full commercial and manufacturing operations; the time it will take for the economy to recover from the pandemic; and the sufficiency of capital to run the Company through 2022. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, and others which are described in the Company’s latest Form 10-K filed with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

CONTACT:

Intersect ENT, Inc.

Randy Meier, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenue	$19,826	$26,673
Cost of sales	6,410	4,645

Gross profit	13,416	22,028
Gross margin	68%	83%

Operating expenses:
Selling, general and administrative	26,200	27,207
Research and development	5,146	6,266

Total operating expenses	31,346	33,473

Loss from operations	(17,930)	(11,445)
Interest income and other, net	397	640

Net loss	$(17,533)	$(10,805)

Net loss per share, basic and diluted	$(0.54)	$(0.35)

Weighted average common shares used to compute net loss per share, basic and diluted	32,365	30,918

Intersect ENT, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash, cash equivalents and short-term investments	$87,710	$90,638
Accounts receivable, net	10,306	19,113
Inventories, net	17,048	17,000
Prepaid expenses and other current assets	2,547	2,300

Total current assets	117,611	129,051
Property and equipment, net	6,165	6,312
Operating lease right-of-use assets	11,442	11,980
Other non-current assets	684	559

Total assets	$135,902	$147,902

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,907	$4,056
Accrued compensation	10,390	12,717
Other current liabilities	2,442	2,163

Total current liabilities	17,739	18,936
Operating lease liabilities	10,281	10,886
Other non-current liabilities	22	22

Total liabilities	28,042	29,844
Total stockholders’ equity	107,860	118,058

Total liabilities and stockholders’ equity	$135,902	$147,902